Exhibit 99.1

Ambassadors International, Inc. Appoints Hans Birkholz
President and Chief Executive Officer of Ambassadors International Inc. and
Chief Executive Officer of Windstar Cruises

Seattle, April 30, 2010 – Ambassadors International, Inc. (NASDAQ: AMIE), the parent company of Windstar Cruises, has appointed Hans Birkholz as President and Chief Executive Officer of Ambassadors International Inc., and Chief Executive Officer of Windstar Cruises. Birkholz will start with the Company on May 10, 2010.

“I am delighted to welcome Hans Birkholz to Ambassadors and look forward to his contribution to the Company,” said Art Rodney, Ambassadors Interim Chief Executive Officer and Board Member.

Birkholz reports to Ambassadors’ Board of Directors who selected him for the position due to his financial acumen, marketing expertise, entrepreneurial style as well as his proven ability to drive profitable growth for companies.

“On behalf of the Board of Directors, we are excited to work with Hans Birkholz as we continue to grow the Company,” said Eugene Davis, Chairman of the Board of Directors for Ambassadors.

Mark Detillion, Chief Financial Officer of Ambassadors, and Diane Moore, President of Windstar Cruises, will report to Birkholz.

Birkholz most recently served as President and Chief Operating Officer of Grand Expeditions, Inc., a collection of travel companies specializing in unique luxury travel experiences. Under his leadership, the company emerged from an unstable travel market following 9/11 to become a profitable growth company. Prior to Grand Expeditions, Birkholz was part of the executive management team of The Moorings, the world’s largest sailing vacation company. As Vice President of Global Sales and Marketing and later Co-President, he led all sales, marketing and fleet planning for the company’s charter and yacht sales business lines. Birkholz is credited with strengthening the company as a global leader in bareboat charters and expanding the products and destinations offered by The Moorings.

Before launching his travel industry career, Birkholz's broad business background included restaurants, consumer packaged goods, and financial services. Prior to joining The Moorings and Grand Expeditions, Birkholz was Director of Brand Marketing for the Olive Garden, Darden Restaurants, Inc., the world’s largest casual dining chain, where he held responsibilities for brand development, advertising, promotion and menu development. He also held senior level positions with Nabisco, Inc., now a unit of Kraft Foods, working on established brands and new business initiatives.  Birkholz also spent four years at General Mills, working as a marketing manager on some of the company’s most iconic brands. Prior to his time in the consumer products industry, Birkholz was a commercial banker with First Bank System in Minneapolis, Minnesota.

Birkholz holds a master’s degree in business administration from The Wharton School at the University of Pennsylvania and a bachelor’s degree in business administration from the University of Minnesota.

About Ambassadors International, Inc.

Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington. The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explore the hidden harbors and secluded coves of the world’s most sought-after destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.  In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Additional Information

For further information, please contact Vanessa Bloy of Ambassadors International, Inc. at (206) 733-2970.

SOURCE Ambassadors International, Inc.